                                                                    Exhibit 99.2

                                                          THE BOEING COMPANY
                                                          P.O. Box 3707
                                                          Seattle, WA 98124-2207

                                                          www.boeingmedia.com

             BOEING REPORTS 1997 FULL YEAR AND 4TH QUARTER RESULTS


                                                                     Year ended
                                                                     December 31                        4th Quarter
                                                             ----------------------------       ----------------------------
                                                                1997              1996            1997               1996
                                                             ----------        ----------       ----------        ----------
(Dollars in millions except per share data)

Sales and other operating revenues                           $   45,800        $   35,453       $   11,727        $    9,977

Net earnings (loss)                                          $     (178)       $    1,818       $     (498)       $      444

Earnings (loss) per share *                                  $     (.18)       $     1.85       $     (.51)       $      .46

Average shares (millions) *                                       984.5             981.9            985.5             969.2



Before special charge and ShareValue Trust accounting:
   Net earnings                                              $      632        $    1,905       $      290        $      528

   Earnings per share *                                      $      .63        $     1.92       $      .29        $      .53

   Average shares (millions) *                                  1,008.4             992.5          1,010.2             992.4

*  Diluted

SEATTLE, Jan. 27, 1998 - Sales of $45.8 billion and a net loss of $178 million or $.18 per share for the full year of 1997 were reported by Phil Condit, Boeing chairman and chief executive officer. The loss for the year was attributable to the special charge in the fourth quarter for commercial aircraft product lines of the former McDonnell Douglas Corporation of $1.4 billion pretax, or $.9 billion after tax, together with the production inefficiencies experienced on other commercial aircraft programs resulting from the rapid increase in production rates. The results reflect the combined operations resulting from the merger with McDonnell Douglas Corporation, which was completed on Aug. 1, 1997. Comparable figures for the same period of 1996 were sales of $35.5 billion and net earnings of $1,818 million or $1.85 per share.

The higher sales for 1997 reflect the increased deliveries in both the commercial aircraft and the defense, space and information systems segments and the inclusion in 1997 of the operations of the aerospace and defense units acquired from Rockwell International Corporation in December 1996.

Earnings for the full year of 1997, excluding the $1.4 billion pretax special charge and $99 million pretax income from ShareValue Trust accounting, were $632 million, compared with $1,905 million for 1996. The reduction in earnings was principally attributable to the commercial aircraft production inefficiencies associated with the significant production rate increases. Additionally, 1997 results included increased research and development spending, merger-related expense of $120 million, and increased debt expense. Partially offsetting these factors were the earnings associated with the higher sales levels in 1997 and increased other income. The 1996 results included $199 million after-tax income related to the settlement of certain defense, space and information systems segment contract issues and recognition of prior year tax benefits.

Sales for the fourth quarter of 1997 were $11.7 billion and earnings, excluding the special charge and the ShareValue Trust accounting, were $290 million or $.29 per share. Comparable figures for 1996 were sales of $10.0 billion and net earnings of $528 million or $.53 per share. Fourth quarter 1997 net earnings include the effect of the lower commercial aircraft profit margins associated with production recovery and disruption inefficiencies.

Production problems being experienced on the commercial aircraft programs reached unexpected levels late in the third quarter. The Company is in the midst of an unprecedented production rate build-up for the 7-series commercial aircraft programs, and has experienced raw material shortages, internal and supplier parts shortages, and productivity inefficiencies associated with adding thousands of new employees. These factors have resulted in significant out-of-sequence work. The breadth and complexity of the entire commercial aircraft production process, especially during this time of substantial production rate increases, present a situation where disrupted process flows are causing major inefficiencies throughout the entire process chain. The 747 and 737 production lines were halted for approximately one month early in the fourth quarter. Process inefficiencies and work-arounds will continue until the entire process is substantially back in balance, which is expected to occur in 1998.

In January 1998, the planned production rate for 7-series models is 40 airplanes per month, up from a low of 18 airplanes per month in 1996. The current 40 aircraft per month production rate is planned to increase to 43 aircraft per month during the second quarter. Thus far, the commercial aircraft group is on plan with scheduled production rate increases. Production will continue to be adjusted to reflect customer requirements and the Company's capabilities.

The Company recently completed an assessment of the financial impact of its post-merger strategy decisions related to its McDonnell Douglas Corporation commercial aircraft product lines and announced a special charge relative to these decisions on Jan. 21, 1998. The charge principally represents an inventory valuation adjustment based on post-merger assessments of the market conditions and related program decisions. Also included in the charge are valuation adjustments in connection with customer financing assets and commitments. As previously announced, the MD-80 and MD-90 twinjets will continue to be produced only until approximately mid-1999, the MD-11 trijet market opportunities continue to be principally limited to the freighter version, and the MD-95 program has been restructured to take advantage of the longer-term market opportunities currently projected for a 100-seat aircraft and has been renamed the 717-200 model.

Total Company revenues for 1998 are projected to be in the $55 billion range, compared with $45.8 billion in 1997. Commercial jet aircraft deliveries for 1998 are currently expected to be about 550 aircraft, including approximately 225 of the newer-model 737s and 777s. First quarter 1998 deliveries will be somewhat lower than subsequent quarters of the year, reflecting production recovery, certification change incorporation on the first 28 737-700s, and customer requirements. The Company is closely monitoring the economic situation in Asia, which may have potential impact on future deliveries.

Research and development expense for the year ended 1997 was $1,924 million or $291 million higher than the comparable period in 1996. The 1997 increase in research and development expense is primarily attributable to the defense, space and information systems segment, with the inclusion in 1997 of the aerospace and defense units acquired from Rockwell in December 1996, and spending in commercial space and communication activities. Research and development expense in 1998 will be influenced by the timing of potential commercial aircraft widebody derivative programs. Increases are planned in commercial space and communication activities in the defense, space and information systems segment, primarily driven by company-funded development of launch vehicles and other space and communication opportunities. Based on current programs and plans, research and development expense for 1998 is expected to be in the $2.0 billion range.

Since the August 1997 merger of Boeing and McDonnell Douglas, the Information, Space & Defense Systems group has been actively working to identify and capture benefits arising from the integration of the two companies and the aerospace and defense units acquired from Rockwell. Extensive review of total capability is in progress, and detailed plans to optimize asset utilization throughout the Company will be implemented during 1998. The business group has organized itself for greater customer focus and enhanced program efficiencies, and the integration activity is progressing well.

Earnings declined in the defense, space and information systems segment from the prior year, primarily due to increased company-sponsored research and development expense and increased joint venture development expense associated with the Sea Launch and Civil Tiltrotor programs. Government funding for all major U.S. programs within the defense, space and information systems segment remains steady. The International Space Station program continues on plan for a midyear first-element launch. The first Delta III rocket launch is also planned for midyear. The 36th C-17 delivered to the U.S. Air Force in December and nine C-17s are scheduled to deliver in 1998.

The Company is continuing to assess potential opportunities for improved utilization and consolidation of facilities across all parts of the Company. Future decisions regarding facilities conversions or consolidations will be based on long-term business objectives. Within the defense, space and information systems segment, any major restructuring actions will be contingent on demonstration of cost savings for U.S. Government programs and the Company. The $1.4 billion special charge in the fourth quarter does not include any costs that might be associated with these future decisions.



FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements in the financial discussion and analysis by management contain "forward-looking" information that involves risk and uncertainty, including projections for deliveries, sales, research and development expense, and other trend projections. Actual future results and trends may differ materially depending on a variety of factors, including the Company's successful execution of internal performance plans; continued integration of McDonnell Douglas Corporation; product performance risks associated with regulatory certifications of the Company's commercial aircraft by the U.S. Government and foreign governments; other regulatory uncertainties; collective bargaining labor disputes; performance issues with key suppliers and subcontractors; governmental export and import policies; factors that result in significant and prolonged disruption to air travel worldwide; global trade policies; worldwide political stability and economic conditions; changing priorities or reductions in the U.S. Government defense and space budgets; termination of government contracts due to unilateral government action or failure to perform; and legal proceedings.



                                  * * * * * * *

                          OPERATING AND FINANCIAL DATA

DELIVERIES


                                        Twelve Months              4th Quarter
                                    -------------------          -----------------
Commercial jet aircraft            1997             1996        1997           1996
                                    ---              --          --             --
737                                 132               76          39             23

737 Next-Generation                   3                            3

747                                  39               26           9             10

757                                  46               42          12              8

767                                  41 *             42 *         7             13

777                                  59               32          10              8

MD-80                                16               12           5              1

MD-90                                26               24          10             16

MD-11                                12               15           7              5
                                    ---               --          --             --
       Total                        374              269         102             84
                                    ===              ===         ===             ==


Defense, space and information systems

C-17                                  7                6           2              1

F-15                                 19               11           9              2

F/A-18 C/D                           46               32           9              5

F/A-18 C/D Kits                      20                9          11              3

T-45TS                               11                9           3              1

Delta II                             12               11           3              3


CONTRACTUAL BACKLOG                           Dec. 31      Sep. 30      Dec. 31
                                             --------     --------     --------
(Dollars in billions)                          1997         1997         1996
                                             --------     --------     --------
Commercial aircraft                          $   93.8     $   83.5     $   86.2

Defense, space and information systems           27.8         25.3         28.0
                                             --------     --------     --------
      Total backlog                          $  121.6     $  108.8     $  114.2
                                             ========     ========     ========


* Excludes one non-commercial 767 each year delivered to be modified as 767 AWACS for the Government of Japan.

                       THE BOEING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Dollars in millions)
                                   (Unaudited)


                                             Twelve months ended              Three months ended
                                                 December 31                     December 31
                                          ------------------------        ------------------------
                                            1997            1996            1997            1996
                                          --------        --------        --------        --------
Sales and other operating revenues        $ 45,800        $ 35,453        $ 11,727        $  9,977

Operating costs and expenses                40,644          29,383          10,226           8,292

General and administrative expense           2,187           1,819             564             541

Research and development expense             1,924           1,633             460             412

Special charge                               1,400                           1,400
                                          --------        --------        --------        --------
                                          $ 46,155        $ 32,835        $ 12,650        $  9,245
                                          ========        ========        ========        ========

Earnings (loss) from operations               (355)          2,618            (923)            732

Other income, principally interest             428             388             125             117

Interest and debt expense                     (513)           (393)           (148)            (98)

ShareValue Trust                                99            (133)            141            (129)
                                          --------        --------        --------        --------

Earnings (loss) before income taxes           (341)          2,480            (805)            622

Income taxes                                  (163)            662            (307)            178
                                          --------        --------        --------        --------

Net earnings (loss)                       $   (178)       $  1,818        $   (498)       $    444
                                          ========        ========        ========        ========

Basic earnings (loss) per share           $   (.18)       $   1.88        $   (.51)       $    .46
                                          ========        ========        ========        ========

Diluted earnings (loss) per share         $   (.18)       $   1.85        $   (.51)       $    .46
                                          ========        ========        ========        ========

Cash dividends per share                  $    .56        $    .55        $    .14        $    .14
                                          ========        ========        ========        ========


Excluding the fourth quarter special charge and ShareValue Trust accounting:

        Net earnings                      $    632        $  1,905        $    290        $    528

Diluted earnings per share                $    .63        $   1.92        $    .29        $    .53



Note: All references to earnings (loss) per share in the text of this press release refer to diluted earnings per share.

                       THE BOEING COMPANY AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                              (Dollars in millions)
                                   (Unaudited)



                                           December 31     September 30    December 31
ASSETS                                         1997            1997           1996
                                             --------        --------        --------
Cash and cash equivalents                    $  4,420        $  4,820        $  5,469

Short-term investments                            729             730             883

Accounts receivable                             3,121           3,312           2,870

Current portion of customer
   and commercial financing                       261             354             774

Deferred income taxes                           1,399           1,393           1,362

Inventories, net of advances and
   progress billings                            8,967          10,543           9,151
                                             --------        --------        --------
      Total current assets                     18,897          21,152          20,509

Customer and commercial financing               4,339           3,641           3,114

Property, plant and equipment, net              8,391           8,314           8,266

Deferred income taxes                             381             152             143

Goodwill                                        2,395           2,418           2,478

Prepaid pension expense                         3,271           3,270           3,014

Other assets                                      350             427             356
                                             --------        --------        --------
                                             $ 38,024        $ 39,374        $ 37,880
                                             ========        ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and other liabilities       $ 11,548        $ 11,404        $  9,901

Advances in excess of related costs             1,575           1,971           1,714

Income taxes payable                              298             361             474

Short-term debt and current portion of
   long-term debt                                 731             608             637
                                             --------        --------        --------
       Total current liabilities               14,152          14,344          12,726

Accrued retiree health care                     4,796           4,807           4,800

Long-term debt                                  6,123           6,353           6,852
                                             --------        --------        --------
       Total liabilities                       25,071          25,504          24,378

Common stock less treasury shares               6,081           6,225           5,886

Retained earnings                               8,147           8,925           8,896

Unearned compensation                             (20)            (22)            (22)

ShareValue Trust                               (1,255)         (1,258)         (1,258)
                                             --------        --------        --------
       Total shareholders' equity              12,953          13,870          13,502
                                             --------        --------        --------
                                             $ 38,024        $ 39,374        $ 37,880
                                             ========        ========        ========

                       THE BOEING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Dollars in millions)
                                   (Unaudited)


Year ended December 31,                                            1997          1996
                                                                 -------        -------
CASH FLOWS - OPERATING ACTIVITIES:
   Net earnings (loss)                                           $  (178)       $ 1,818
   Adjustments to reconcile net earnings (loss)
    to net cash provided by operating activities:
     Special charge                                                1,400
     ShareValue Trust                                                (99)           133
     Depreciation                                                  1,354          1,241
     Amortization of goodwill and intangibles                        104             25
     Changes in assets and liabilities
        Short-term investments                                       154           (874)
        Accounts receivable                                         (251)           182
        Inventories, net of advances and progress billings        (1,008)           306
        Accounts payable and other liabilities                     1,490            514
        Advances in excess of related costs                         (139)           441
        Income taxes payable and deferred                           (451)           (55)
        Other assets                                                (272)          (246)
        Accrued retiree health care                                   (4)           126
                                                                 -------        -------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                2,100          3,611
                                                                 -------        -------
CASH FLOWS - INVESTING ACTIVITIES:
   Customer and commercial financing - additions                  (1,889)        (1,212)
   Customer and commercial financing - reductions                  1,030          1,482
   Property, plant and equipment, net additions                   (1,391)          (971)
   Other                                                                             15
                                                                 -------        -------
          NET CASH USED BY INVESTING ACTIVITIES                   (2,250)          (686)
                                                                 -------        -------
CASH FLOWS - FINANCING ACTIVITIES:
   New borrowings                                                    232          1,051
   Debt repayments                                                  (867)        (1,160)
   ShareValue Trust                                                 (891)
   Common shares issued                                              268
   Stock options exercised, other                                    166            215
   Common shares purchased                                          (141)          (718)
   Dividends paid                                                   (557)          (480)
                                                                 -------        -------
          NET CASH USED BY FINANCING ACTIVITIES                     (899)        (1,983)
                                                                 -------        -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (1,049)           942
                                                                 -------        -------
Cash and cash equivalents at beginning of year                   $ 5,469        $ 4,527
                                                                 -------        -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $ 4,420        $ 5,469
                                                                 =======        =======

Note: The following business segment information reflects the adoption of Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information."


                       THE BOEING COMPANY AND SUBSIDIARIES
                              BUSINESS SEGMENT DATA
                              (Dollars in millions)
                                   (Unaudited)


                                                     Year ended December 31
                                                    -------------------------
                                                      1997             1996
                                                    --------         --------
Revenue:
     Commercial aircraft                            $ 26,929         $ 19,916
     Defense, space and information systems           18,125           14,934
     Customer and commercial financing, other            746              603
                                                    --------         --------
     Operating revenues                             $ 45,800         $ 35,453
                                                    ========         ========

Operating profit (loss) by segment:
     Commercial aircraft                            $ (1,837)        $    956
     Defense, space and information systems            1,317            1,387
     Customer and commercial financing, other            381              329
                                                    --------         --------
     Operating profit (loss)                        $   (139)        $  2,672
                                                    ========         ========

Corporate investment income                         $    428         $    388
Interest and debt expense                               (513)            (393)
Unallocated expense                                     (216)             (54)
ShareValue Trust                                          99             (133)
                                                    --------         --------
Pretax earnings (loss)                              $   (341)        $  2,480
                                                    ========         ========
Net earnings (loss)                                 $   (178)        $  1,818
                                                    ========         ========
Effective income tax rate                               47.8%            26.7%

Research and development:
     Commercial aircraft                            $  1,208         $  1,156
     Defense, space and information systems              716              477
                                                    --------         --------
     Total research and development expense         $  1,924         $  1,633
                                                    ========         ========

Commercial aircraft revenue of $26.9 billion for the twelve months ended Dec. 31, 1997, included seven MD-80, five MD-90 and one MD-11 aircraft which were accounted for as operating leases, with minimal revenue recorded at the time of delivery. Commercial aircraft revenue of $19.9 billion for the same period in 1996 included one MD-80, two MD-90s and two MD-11s which were accounted for as operating leases, and certain 7-series aircraft previously on operating lease which were converted to sales. Defense, space and information systems segment revenues of $18.1 billion and $14.9 billion for 1997 and 1996 were impacted by a 99-day strike at the St. Louis facilities, which ended in mid-September 1996 and delayed some deliveries from 1996 to 1997. Defense, space and information systems segment 1997 revenues include the first full year of the operations of the aerospace and defense units acquired from Rockwell International Corporation in December 1996.

The overall commercial aircraft segment operating profit margin, exclusive of research and development expense and the Douglas Products Division special charge, was less than 3% for the twelve months of 1997, compared with more than 10% for the prior two years. The lower overall commercial operating profit margin was attributable to the production inefficiencies associated with the rapid increase in production rates, the model mix of aircraft deliveries that included 27 more 777s in 1997 than in 1996, and continued pricing pressure. Margins for 1998 will be impacted by the relatively high percentage of 777 and Next-Generation 737 deliveries and previously announced production inefficiencies and pricing pressure. With regard to the 777 and Next-Generation 737 programs, new and major derivative commercial jet aircraft programs normally have lower operating profit margins due to initial tooling amortization and higher unit production costs in the early years of a program.

The overall defense, space and information systems segment operating profit margin, exclusive of research and development expense, joint venture development costs expensed as incurred ($102 million in 1997, compared with $53 million in 1996) and contract settlements, was approximately 12% in both 1997 and 1996. Joint venture development costs are primarily associated with the Sea Launch and Civil Tiltrotor programs.

The defense, space and information systems segment had a higher level of development expense on commercial space and communication activities, including the Delta family of launch vehicles and other business opportunities, compared with the prior year. Commercial aircraft research and development expense for 1997 included the certification and first delivery of the 737-700 to Southwest Airlines in the fourth quarter; development efforts on the 737-600 and -800 models; development of the 757-300, a stretched derivative of the 757-200, which is scheduled to be delivered to launch customer Condor-Flugdienst in early 1999; and development of the 767-400ER, a stretched version of the 767-300ER, which is scheduled to be delivered to launch customer Delta Airlines in the year 2000. The 717-200 program (formerly the MD-95) continues in development, with first delivery to AirTran in 1999.

Interest and debt expense was $120 million higher due to the debt assumed in the Rockwell acquisition and increases associated with the Boeing Capital Corporation subsidiary. In the fourth quarter of 1997, the Company made a fixed-spread tender offer for the 9-1/4% notes due April 1, 2002. As a result of the offer, the Company retired $230 million in debt and recognized a pretax expense of $29 million which is included in interest and debt expense.

The income tax provision for 1997 results in a tax benefit because the provision is applied to a pretax loss. The relatively high income tax rate of 47.8% reflects additional benefits, principally Foreign Sales Corporation tax benefits. These benefits were partially offset by the nondeductibility of goodwill and merger costs. The 1996 effective income tax rate of 26.7% reflects the recognition of tax benefits of $125 million related to prior years as well as Foreign Sales Corporation tax benefits. The effective income tax rate for 1998 is expected to be in the 35% range.

Contractual backlog increased in the fourth quarter of 1997 due to the previously announced orders from American, Delta and Continental Airlines being converted to definitive contracts. Not included in contractual backlog are purchase options and announced orders for which definitive contracts have not been executed. U.S. Government and foreign military backlog is limited to amounts obligated to contracts. Unobligated amounts under U.S. Government contracts not included in backlog at Dec. 31, 1997, total $26.1 billion, compared with $28.9 billion at Sept. 30, 1997, and $29.7 billion at Dec. 31, 1996.



ShareValue Trust Accounting

The ShareValue Trust is a 12-year irrevocable trust that holds Boeing common stock, receives dividends, and distributes to employees appreciation in value above a 3% per annum threshold rate of return. In accordance with generally accepted accounting principles, the change in the potential distributable appreciation is reflected in earnings on a quarterly basis, and shares of the Trust are not considered outstanding for financial reporting purposes. Because the Trust is fully funded and is solely responsible for making any potential distributions, the Company supplementally discloses earnings and earnings per share excluding the ShareValue Trust accounting impact, while recognizing the shares held by the Trust as outstanding. Since inception of the Trust in July 1996, the distributable appreciation charged or credited to earnings on an after-tax basis is as follows:

                                       Quarter          Cumulative
                                       ------            ------
(Dollars in millions)

1996
            3rd quarter                $    3            $    3

            4th quarter                    84                87

1997

            1st quarter                   (64)               23

            2nd quarter                    65                88

            3rd quarter                    21               109

            4th quarter                   (88)               21

                                      ###
C1585
Contact:
Larry McCracken  (206) 655-6123